Exhibit 10.65

Execution Version

Asset Purchase Agreement

BETWEEN

Interliant, Inc.

AND

Sprint Communications Company, L.P.

September 9, 2002

TABLE OF CONTENTS

1. Purchase and Sale of Assets.		1
1.1	Purchase and Sale.	1
1.2	Assumption of Liabilities.	2
1.3	Purchase Price.	3
1.4	Payment of Purchase Price.	3
1.5	Closing.	4
1.6	Master Services Agreement Amendment.	4
1.7	Allocation of Purchase Price.	4
1.8	Prorated Taxes.	4
2. Representations and Warranties of Seller.		5
2.1	Organization.	5
2.2	Authority.	5
2.3	No Conflict.	5
2.4	Title to Assets.	6
2.5	Absence of Changes.	6
2.6	Legal Compliance.	7
2.7	Tax Matters.	7
2.8	Real Property.	8
2.9	Intellectual Property.	8
2.10	Tangible Assets.	10
2.11	Licenses.	10
2.12	Contracts.	11
2.13	Insurance.	13
2.14	Litigation.	13
2.15	Employees.	14
2.16	Employee Benefits.	14
2.17	Environmental, Health, and Safety Matters.	15
2.18	Full Disclosure.	15
2.19	Brokers’ Fees.	15
3. Representations and Warranties of Purchaser.		15
3.1	Organization.	16
3.2	Authority.	16
3.3	No Conflict.	16
3.4	Brokers’ Fees.	16
3.5	Financing; Ability to Perform Assumed Liabilities.	17
4. Pre-Closing Covenants.		17
4.1	General.	17
4.2	Notices and Consents.	17
4.3	Bidding Procedures Order.	17
4.4	Approval Order.	17
4.5	Preservation of Business.	18
4.6	Full Access.	18
4.7	Notice of Developments.	18
4.8	Update of Disclosure Schedule.	18

i

4.9	Seller’s Employees.	18
4.10	Exclusivity.	19
4.11	Transition Plan.	20
4.12	License Agreements.	20
5. Post-Closing Covenants.		20
5.1	General.	20
5.2	Litigation Support.	20
5.3	Transition.	20
5.4	Restrictive Covenants.	21
6. Conditions to Obligation to Close.		23
6.1	Conditions to Obligation of Purchaser.	23
6.2	Conditions to Obligation of Seller.	24
7. Remedies.		26
7.1	Dispute Resolution.	26
7.2	Survival of Representations and Warranties.	26
7.3	Seller Indemnification.	26
7.4	Purchaser Indemnification.	27
7.5	Procedure for Indemnification Claims.	27
7.6	Indemnification Amounts.	28
7.7	Other Indemnification Provisions.	29
8. Termination.		29
8.1	Termination of Agreement.	29
8.2	Effect of Termination.	31
9. Miscellaneous.		32
9.1	Press Releases and Public Announcements.	32
9.2	No Third-Party Beneficiaries.	32
9.3	Entire Agreement.	32
9.4	Successors and Assigns.	32
9.5	Counterparts.	32
9.6	Interpretation.	32
9.7	Notices.	33
9.8	Governing Law.	34
9.9	Consent to Jurisdiction.	34
9.10	Waiver of Jury Trial.	34
9.11	Amendments and Waivers.	34
9.12	Severability.	34
9.13	Expenses.	35
9.14	Breakup Fee.	35
9.15	Assumption and Assignment of Additional Executory Contracts.	35
9.16	Mutual Release.	35

ii

List of Exhibits

Exhibit A	-	Form of Transitional Services Agreement
Exhibit B	-	Form of Escrow Agreement
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D	-	Form of Master Services Agreement Amendment
Exhibit E	-	Form of Bidding Procedures Order
Exhibit F	-	Form of Approval Order
Exhibit G	-	Form of Bill of Sale
Exhibit H	-	Form of Custom Services Agreement Amendment

List of Appendix and Schedules

Appendix I	-	Defined Terms
Schedule 1.1(a)	-	Purchased Assets
Schedule 1.1(b)	-	Excluded Assets
Schedule 1.2(a)	-	Assumed Liabilities
Schedule 1.2(b)	-	Assumed Contracts
Schedule 1.3(b)	-	Amounts Payable
Schedule 1.4(a)	-	Seller’s Wire Transfer Instructions
Schedule 1.7	-	Allocation of Purchase Price
Schedule 1.8	-	Prorated Taxes
Schedule 2.1	-	Organization
Schedule 2.4	-	Title to Assets
Schedule 2.5	-	Absence of Changes
Schedule 2.7	-	Taxes
Schedule 2.8	-	Real Property
Schedule 2.9	-	Intellectual Property
Schedule 2.10	-	Tangible Assets
Schedule 2.11	-	Licenses
Schedule 2.12	-	Contracts
Schedule 2.13	-	Insurance
Schedule 2.14	-	Litigation
Schedule 2.15	-	Employees
Schedule 2.16	-	Employee Benefits
Schedule 2.17	-	Environmental, Health and Safety Matter
Schedule 4.5	-	Preservation of Business
Schedule 4.9	-	Seller’s Employees
Schedule 6.1(c)	-	Required Consents

iii

Asset Purchase Agreement

               This Asset Purchase Agreement (this “Agreement”) is made as of September 9, 2002, by and between Interliant, Inc., a Delaware corporation (“Seller”), and Sprint Communications Company, L.P., a Delaware limited partnership (“Purchaser”).  Seller and Purchaser are referred to collectively in this Agreement as the “Parties”.  Terms used in this Agreement have the definitions set forth in Appendix I.

Recitals

               Seller operates, among other things, a shared and single server dedicated Website hosting business (the “Hosting Business”) and the DellHost custom hosting service (the “Custom Hosting Service,” and together with the Hosting Business, collectively, the “Business”).

               Seller is the debtor and the debtor in possession in bankruptcy case no. 02-23150 (the “Bankruptcy Case”) pending in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

               Seller desires to sell and Purchaser desires to purchase substantially all of the assets (and assume certain specified liabilities) used in the operation of the Hosting Business and certain of the assets (and assume certain specified liabilities) used in the operation of the Custom Hosting Service upon the terms and conditions set forth in this Agreement.

Agreement

               In consideration of the mutual promises, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

        1.    Purchase and Sale of Assets.

               1.1     Purchase and Sale.

                         (a)       Purchased Assets.  Purchaser will purchase from Seller, and Seller will sell, transfer, convey and deliver to Purchaser, all right, title and interest in all assets used in the operation of the Hosting Business, including but not limited to the assets identified on Schedule 1.1(a) (the “Hosting Business Assets”), and certain assets used in the operation of the Custom Hosting Service also identified on Schedule 1.1(a) (the “Custom Hosting Service Assets” and together with the Hosting Business Assets collectively referred to in this Agreement as the “Purchased Assets”) at the Closing for the Purchase Price on the terms and conditions set forth in this Agreement.

                         (b)       Excluded Assets.  Notwithstanding anything herein to the contrary, Seller is not selling to Purchaser, Purchaser is not acquiring any interest in and the term Purchased Assets does not include any of the assets of Seller listed on Schedule 1.1(b) (the “Excluded Assets”).

                         (c)     EMC Box.  Purchaser has the right, in its sole discretion, to notify Seller at any time prior to 3:00 p.m. (EDT) on September 13, 2002 that it desires to remove the EMC Box from the Purchased Assets listed on Schedule 1.1(a).  If Purchaser notifies Seller of this removal, the EMC Box will then be included in the Excluded Assets listed on Schedule 1.1(b) and Purchaser will pay Seller rent for the EMC Box at a per diem rental rate based on a monthly rental payment of $67,000.  If Purchaser does not notify Seller of its removal of the EMC Box from the Purchased Assets before 3:00 p.m. (EDT) on September 13, 2002, then the EMC Box will remain as part of the Purchased Assets and the Parties will amend the form of the Transitional Services Agreement to provide Seller access to the EMC Box for a period not to exceed 60 days on commercially reasonable terms mutually satisfactory to the Parties.

               1.2     Assumption of Liabilities.

                         (a)       Assumed Liabilities.  Purchaser will assume and become responsible at the Closing and on the terms and conditions of this Agreement for only the following specific liabilities of Seller under the Contracts identified on Schedule 1.2 (collectively, the “Assumed Liabilities”):

                            (i)      all future payment obligations of Seller under the Contracts listed on Schedule 1.2(a) related to the Purchased Assets and all future payment obligations of Seller under the Contracts listed on Schedule 1.2(b) (collectively, the “Future Obligations”) (the Contracts listed on Schedule 1.2(b) being assumed by and assigned to Purchaser are sometimes collectively referred to as the “Assumed Contracts”);

(ii) all liabilities and obligations of Seller under the Assumed Contracts; and

                            (iii)    the amounts necessary to cure monetary defaults of Seller under the Contracts listed on Schedule 1.2(a) related to the Purchased Assets and the amounts necessary to cure monetary defaults of Seller under the Assumed Contracts (collectively, the “Cure Amounts”).

                         (b)       Excluded Liabilities.  Purchaser will not assume or have any responsibility with respect to, and Seller will remain solely responsible for,  any obligation or Liability of Seller not included in the Assumed Liabilities, including but not limited to:

(i) any liability or obligation (whether absolute, contingent or otherwise) with respect to the Purchased Assets not expressly assumed by Purchaser under this Agreement,

(ii) any liability or obligation (whether absolute, contingent or otherwise) under any of the Contracts not included in the Assumed Contracts, and

                            (iii)     any liability or obligation of Seller for any Taxes of any kind accrued during, applicable to or arising from any period (or portion of any period) ending on or prior to the Closing Date, except as set forth in §9.13.

               1.3     Purchase Price.

                         (a)      Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Seller contained in §2, Purchaser will pay the Purchase Price in the manner described in §1.4 below at the Closing in consideration for the sale, transfer, conveyance and delivery of the Purchased Assets.  The term “Purchase Price” means an amount equal to:

(i) $ 5,000,000, plus

(ii) the amount of the Assumed Liabilities, less

(iii) the Amounts Payable.

                         (b)      The term “Amounts Payable” means the total amounts payable by Seller to Purchaser as of the Closing Date set forth on Schedule 1.3(b).  The Parties will update Schedule 1.3(b) at least three Business Days prior to the Closing to reflect any change in the Amounts Payable from the date of this Agreement to the Closing Date with the amounts of the Amounts Payable determined in a manner consistent with past practices of the Parties under each of the Master Services Agreement and the Custom Services Agreement.  The Amounts Payable consist of:

                            (i)     the revenue listed on Schedule 1.3(b) paid by Purchaser’s customers that Seller collected for Purchaser’s benefit as contemplated under the Master Services Agreement, dated January 28, 2000, by and between Seller and Purchaser, as amended (the “Master Services Agreement”), and

                            (ii)     the amounts listed on Schedule 1.3(b) payable by Seller to Purchaser under the Custom Service Agreement, dated July 16, 2001, by and between Seller and Purchaser, as amended (the “Custom Service Agreement”).

               1.4      Payment of Purchase Price.  Purchaser will pay the Purchase Price as follows:

                         (a)     On the Closing Date, Purchaser will pay Seller the amount, if any, by which $2,500,000 exceeds the Amounts Payable by wire transfer or other immediately available funds to the account of Seller described in Schedule 1.4(a).

                         (b)     On the Closing Date, Purchaser will pay directly to Commerce Bank, N.A., as escrow agent (the “Escrow Agent”), the amount, if any, by which $5,000,000 exceeds the Amounts Payable plus the amount payable to Seller under §1.4(a) (the “Escrow Funds”).  A portion of the Escrow Funds will be released and paid to Seller upon satisfaction of each performance milestone set forth in Schedule 3.3 to the Transitional Services Agreement between Purchaser and Seller in the form attached as Exhibit A (the “Transitional Services Agreement”) and the final $25,000 of Escrow Funds will be released upon payment of the Prorated Taxes and disbursed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement in the form attached as Exhibit B (the “Escrow Agreement”).

                          (c)     On the Closing Date, Purchaser and Seller will execute and deliver the Assignment and Assumption Agreement in the form attached as Exhibit C (the “Assignment and Assumption Agreement”).

               1.5     Closing.  The closing of the transactions contemplated under this Agreement (the “Closing”) will take place two Business Days after the date all conditions to the Closing set forth in §6 have been satisfied or waived (other than those conditions that by their terms are satisfied or waived at the Closing).  The date the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

               1.6     Master Services Agreement Amendment.  Simultaneously with the execution and delivery of this Agreement, Seller and Purchaser will each execute and deliver the Amendment to the Master Services Agreement attached as Exhibit D (the “Master Services Agreement Amendment”). Seller will seek and obtain Bankruptcy Court approval of the Master Services Agreement Amendment and the implementation of the procedures set forth in §§4, 5 and 6 of that Amendment as part of the Bidding Procedures Order.  Seller will assume the Master Services Agreement, as amended, under §365 of the Bankruptcy Code at the Closing.

               1.7     Allocation of Purchase Price.  The Parties will allocate the Purchase Price (plus the Amounts Payable) for all purposes (including financial accounting and tax purposes) in accordance with Schedule 1.7.  The Parties will update Schedule 1.7 at the Closing to reflect the allocation of the Purchase Price as of the Closing Date.  Purchaser and Seller will file all tax returns (including amended returns and claims for refund) in a manner consistent with this allocation and will cooperate with each other in the preparation of Treasury Form 8594, if applicable, for timely filing with each of their respective federal income tax returns and any comparable foreign, state or local tax filings.

               1.8     Prorated Taxes.  The Parties agree to prorate the Taxes relating to the Purchased Assets owned by Seller as of the Closing Date and pay for them as provided in this §1.8.  Schedule 1.8 lists the jurisdictions (state, county and local) in which Seller owns or leases Purchased Assets.  Seller will provide Purchaser within 10 days after the date of this Agreement copies of the most recent tax returns and reports filed in each jurisdiction with respect to the Purchased Assets.  The Parties will agree on the amount of Taxes they will owe on the Purchased Assets for the tax periods that includes the Closing Date, and the manner in which those taxes should be prorated between the Parties based on the number of days during each tax period that each Party will own the Purchased Assets.  The aggregate amount Seller and Purchaser will each owe for Taxes as related to the Purchased Assets for the portion of the tax period that precedes or succeeds the Closing Date, as the case may be, is referred to as the “Prorated Taxes”.  Purchaser and Seller will each pay their respective portions of the Prorated Taxes when due.

        2.    Representations and Warranties of Seller.  Seller represents and warrants to Purchaser that the statements contained in this §2 are complete and accurate as of the date of this Agreement and will be complete and accurate as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §2), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule is arranged in schedules and paragraphs corresponding to the numbered and lettered sections contained in this Agreement.

               2.1     Organization.  Other than as a result of Seller commencing the Bankruptcy Case or except as set forth on Schedule 2.1, Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and lawful authority to carry on the business of the Business as it is currently being conducted.  Seller is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each jurisdiction where ownership of the Purchased Assets or the conduct of the Business requires qualification or licensing to do business as a foreign corporation, except where failure to be so qualified, in good standing or licensed does not have a material adverse effect on the Business or the Purchased Assets.

               2.2     Authority.  Subject to the entry by the Bankruptcy Court of the Approval Order and to the satisfaction of all applicable conditions, if any, set forth in the Approval Order, Seller has all requisite power and authority to execute and deliver the Transaction Agreements, to consummate the transactions contemplated under the Transaction Agreements and to perform fully its duties and obligations under this Agreement and the other Transaction Agreements.  The execution, delivery and performance of the Transaction Agreements by Seller and the consummation by Seller of the transactions contemplated under the Transaction Agreements have been duly authorized by all necessary corporate action of Seller, and no other corporate action is necessary to authorize the execution, delivery or performance of the Transaction Agreements or the consummation of the transactions contemplated under the Transaction Agreements by Seller.  The Transaction Agreements constitute the valid and legally binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to the Approval Order not being subject to further stay or appeal.

               2.3     No Conflict.

                         (a)      Subject to the entry by the Bankruptcy Court of the Approval Order and to the satisfaction of all applicable conditions, if any, set forth in the Approval Order, the execution, delivery and performance of the Transaction Agreements by Seller and the consummation by Seller of the transactions contemplated under the Transaction Agreements:

(i) will not violate or conflict with any material provision of the Certificate of Incorporation or Bylaws of Seller, as amended to date,

(ii) will not violate any of the material terms, conditions or provisions of any law, rule, statute, regulation, order, writ, injunction, judgment or decree of any Governmental Authority, and

                            (iii)     subject to the receipt of all Required Consents, will not conflict with in any material respect or result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under, any of the terms, conditions or provisions of any Contract except for such conflicts, violations, breaches or defaults or rights of acceleration as to which requisite waivers, consents or Court orders have been obtained.

                         (b)       Subject to the entry by the Bankruptcy Court of the Approval Order and to the satisfaction of all applicable conditions, if any, set forth therein and the receipt of all Required Consents, no authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority, or any other third party, is required in connection with Seller’s execution, delivery and performance of the Transaction Agreements or consummation of the transactions contemplated under the Transaction Agreements.

               2.4     Title to Assets.  Except as otherwise set forth on Schedule 2.4, in accordance with the Approval Order and subject to the Required Consents, the instruments of transfer executed and delivered by Seller at the Closing will be effective to vest in Purchaser at the Closing good and marketable title to (or in the case of Purchased Assets that are leased or licensed by Seller, valid and enforceable leasehold interests or licenses in) the Purchased Assets, free and clear of any Lien or restriction on transfer.

               2.5     Absence of Changes.  Since January 1, 2002, except as otherwise set forth in Schedule 2.5 of the Disclosure Schedule, there has not been any material adverse change in the business, financial condition, operations or results of operations of the Business, including but not limited to the following:

                         (a)     Seller has not sold, leased, transferred, or assigned any of the assets, tangible or intangible, used in the operation of the Business other than in the Ordinary Course of Business,

                         (b)     Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to the operation of the Business outside the Ordinary Course of Business,

                         (c)     no party (including Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) related to the operation of the Business involving more than $5,000,

                         (d)     Seller has not entered into any amendment or other modification to the Assumed Contracts,

                         (e)     Seller has not incurred any Lien upon any of the Purchased Assets, tangible or intangible,

                         (f)     Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property used in the operation of the Business,

                         (g)     Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any of its property related to the operation of the Business,

                         (h)     Seller has not made any loan to, or entered into any other similar transaction with, any of the directors, officers, and employees of Seller involved in the operation of the Business,

                         (i)     Seller has not entered into any employment contract, non-competition agreement or collective bargaining agreement, written or oral, or modified the terms of any existing contract or agreement of this nature with any individuals involved in the operation of the Business other than in the Ordinary Course of Business,

                         (j)     there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business related to the Business, and

                         (k)     Seller has not agreed or committed to do any of the actions described in this §2.5.

               2.6     Legal Compliance.  Seller has and, to the best of Seller’s knowledge, its predecessors and Affiliates have, complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, and rulings) of federal, state, local, and foreign governments (and all related agencies) in connection with the operation of the Business, except where the failure to comply would not have a material adverse effect on the Business.  To the best of Seller’s knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply.

               2.7     Tax Matters.

                         (a)     All Taxes due and payable by Seller applicable to the Purchased Assets and the Business with respect to any periods on or prior to the Closing have been or will be properly computed, duly reported, and will be paid and discharged by Seller, except as provided in §9.13.  Any Liens for Taxes will be released pursuant to the Approval Order on any of the Purchased Assets and those Liens will attach to the proceeds of the sale of the Purchased Assets.  The Purchased Assets will be transferred to the Purchaser free and clear of all Liens, including but not limited to Liens for Taxes.

                         (b)     Seller has withheld and paid all Taxes required to have been withheld and paid on or prior to the Closing Date in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party involved in the operation of the Business except those Taxes listed on Schedule 2.7.

               2.8     Real Property.  Seller does not own or, except as set forth in Schedule 2.8 of the Disclosure Schedule, lease any real property used in the operation of the Business.

               2.9     Intellectual Property.

                         (a)     Seller owns and possesses or has the right to use under a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property included in the Purchased Assets and all Intellectual Property used for the operation of the Business as presently conducted excluding Intellectual Property listed as Excluded Intellectual Property on Annex E to the Disclosure Schedules.  Each item of Intellectual Property owned or used by Seller in the operation of the Business immediately prior to the Closing and included in the Purchased Assets will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing subject to receipt of any applicable Required Consents (defined in §2.12).  Except as set forth in Schedule 2.9(a), Seller has taken all commercially reasonable action to maintain and protect each item of Intellectual Property constituting Purchased Assets it owns or uses in the operation of the Business.

                         (b)     Except as set forth in Schedule 2.9(b), Seller has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties as a result of the operation of the Business, and neither the Company nor any of its officers or employees with responsibility for Intellectual Property matters of Seller or its Subsidiaries has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation.  To Seller’s knowledge, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of Seller used in the operation of the Business.

                         (c)     Schedule 2.9(c) identifies each patent or registration that has been issued to Seller with respect to any of its Intellectual Property included in the Purchased Assets and used in the operation of the Business, identifies each pending patent application or application for registration that Seller has made with respect to any of its Intellectual Property included in the Purchased Assets and used in the operation of the Business, and identifies each license, sublicense, agreement, or other permission that Seller has granted to any third party with respect to any of its Intellectual Property included in the Purchased Assets and used in the operation of the Business (together with any exceptions).  Seller has delivered, or prior to the Closing Date, will deliver, to Purchaser complete and accurate copies of all of these patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date).  Schedule 2.9(c)

also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, proprietary computer software item and each material proprietary unregistered copyright used by Seller in connection with the Business.  Except as set forth in Schedule 2.9(c), with respect to each item of Intellectual Property required to be identified in Schedule 2.9(c):

(i) Seller owns and possesses all right, title, and interest in and to the item, free and clear of any Lien, license, or other restriction or limitation regarding use or disclosure;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                            (iii)    no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller’s knowledge, is threatened that challenges the legality, validity, enforceability, use or ownership of the item, and there are no grounds for any such challenge;

(iv) Seller has never agreed to indemnify any Person for or against any interference, infringement or misappropriation with respect to the item; and

                            (v)      no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller, including without limitation, a failure by Seller to pay any required maintenance fees).

                         (d)       Schedule 2.9(d) identifies each item of Intellectual Property included in the Purchased Assets that any third party owns and that Seller uses in the operation of the Business under a license, sublicense, agreement, or permission.  Seller has delivered to Purchaser complete and accurate copies of all of these licenses, sublicenses, agreements, and permissions (as amended to date).  With respect to each item of Intellectual Property required to be identified in Schedule 2.9(d) of the Disclosure Schedule that is included in the Purchased Assets:

(i) to Seller’s knowledge, the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                            (ii)      to Seller’s knowledge, the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated under this Agreement subject to receipt of any applicable Required Consents;

                            (iii)     to Seller’s knowledge, no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the license, sublicense, agreement or permission;

(iv) to Seller’s knowledge, no party to the license, sublicense, agreement or permission has repudiated any provision of the license, sublicense, agreement or permission;

                            (v)       with respect to each sublicense, to Seller’s knowledge, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) to Seller’s knowledge, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                            (vii)     no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Seller’s knowledge, is threatened that challenges the legality, validity or enforceability of the underlying item of Intellectual Property, and there are no grounds for any such challenge; and

(viii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

                          (e)      To Seller’s knowledge, the owners of any of the Intellectual Property included in the Purchased Assets and licensed to Seller in connection with the Business have taken all necessary and desirable action to maintain and protect the Intellectual Property covered by these licenses.

                          (f)      Seller has complied in all material respects with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental (including, but not limited to, the Federal Trade Commission and State Attorneys General), administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property included in the Purchased Assets and used in the operation of the Business, except where the failure to comply would not have a material adverse effect on the Business.

               2.10     Tangible Assets.  Seller owns or leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the Hosting Business as presently conducted.  Except as set forth on Schedule 2.10, each of the Purchased Assets has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

               2.11     Licenses.  Schedule 2.11 of the Disclosure Schedule sets forth a complete and accurate list of each of the material licenses (the “Licenses”) held by Seller and issued by any Governmental Authority with respect to the operation of the Business or the use or ownership of any of the Purchased Assets.  The Licenses constitute all of the Licenses required for the conduct of the Business in material compliance with applicable law as presently conducted.  Except as set forth in Schedule 2.11, to Seller’s knowledge, each License is in full force and effect and Seller is not in default (or with the giving of notice or lapse of time or the occurrence of any other condition, event or circumstance, would be in default) under any License.  There are no actions, suits, claims, proceedings or investigations pending, nor, to Seller’s knowledge, threatened that seek revocation, cancellation, suspension or material adverse modification of any License.  All required filings with respect to the Licenses have been timely made and all required applications for renewal of the Licenses have been timely filed, except for those filings or applications the failure of which to timely make would not reasonably be expected to materially adversely affect the Business.

                2.12    Contracts.

                          (a)      Schedule 2.12 lists the following contracts and other agreements to which Seller is a party and that relate to the Purchased Assets or the operation of the Business (the “Contracts”):

(i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person,

                             (ii)     any agreement (or group of related agreements) that involves consideration in excess of $10,000 for the purchase or sale of any personal property, including raw materials, commodities, supplies or products, or for the furnishing or receipt of services,

(iii) any agreement concerning a partnership or joint venture,

(iv) any agreement (or group of related agreements) that imposed or imposes a Lien on any of the Purchased Assets,

(v) any agreement concerning confidentiality or noncompetition,

(vi) any agreement involving any stockholder of Seller or any stockholder’s Affiliates,

                             (vii)   any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, bonus, insurance, retirement or other plan or arrangement for the benefit of the current or former directors, officers, or employees of Seller and its Subsidiaries involved in the operations of the Business,

(viii) any collective bargaining agreement,

(ix) any agreement for the employment of any individual involved in the operations of the Business on a full-time, part-time,

consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits,

                             (x)      any agreement under which Seller has advanced or loaned any amount to any director, officer or employee of Seller or any of its Subsidiaries involved in the operation of the Business outside the Ordinary Course of Business,

                             (xi)    any agreement under which the consequences of a default or termination could have a material adverse effect on the Business, or on the financial condition, operations, results of operations or future prospects of the Business, and

(xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

                          (b)      Schedule 2.12 of the Disclosure Schedule identifies those Contracts that require the consent of any Person (the “Required Consents”) to effect the assignment of all of Seller’s rights and obligations under these Contracts to Purchaser, other than those Contracts for which consent is not required under the Bankruptcy Code or the Approval Order.  Seller has delivered to Purchaser a complete and accurate copy of each of the written Contract (as amended to date) listed on Schedule 2.12.  With respect to each of the Contracts, except for notices resulting from the filing of Seller’s Bankruptcy Case or from the failure of Seller to make payment of amounts due:

                             (i)     the Contract is legal, valid, binding, enforceable and in full force and effect against the Seller and to Seller’s knowledge, the other parties to the Contract in accordance with their terms, except to the extent enforceability of the Contract may be affected by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and by judicial discretion in the enforcement of equitable remedies,

                             (ii)     the Contract will continue to be legal, valid, binding, enforceable and in full force and effect, except to the extent that enforceability of the Contract may be affected by bankruptcy, insolvency or similar laws affecting creditor’s rights generally and by judicial discretion in the enforcement of equitable remedies, on identical terms immediately following consummation of the transactions contemplated under this Agreement subject to receipt of any applicable Required Consents,

                             (iii)    no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the Contract, and

(iv) no party has repudiated any provision of the Contract.

               2.13   Insurance.

                         (a)      Schedule 2.13(a) sets forth the following information with respect to each current insurance policy covering any of the Purchased Assets:

(i) the name, address and telephone number of the agent,

(ii) the name of the insurer, the name of the policyholder and the name of each covered insured,

(iii) the policy number and the period of coverage,

                             (iv)     the scope (including an indication of whether the coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage, and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

                         (b)      The Purchased Assets are covered by insurance in scope and amount customary and reasonable for the Business.  Schedule 2.13(b) describes any self-insurance arrangements affecting the Business.

               2.14   Litigation.

                          (a)      In addition to the commencement of the Bankruptcy Case, Schedule 2.14 of the Disclosure Schedule sets forth each instance that Seller:

(i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge related to the Business, or

                             (ii)      is a party or, to Seller’s knowledge, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator as a result of the operation of the Business, including but not limited to any action, suit, proceeding, hearing or investigation related to any Liability for Taxes.

                          (b)      None of the actions, suits, proceedings, hearings and investigations set forth on Schedule 2.14 could reasonably be expected to result in any material adverse change in the business, financial condition, operations or results of operations of the Business.  None of the officers (and managerial employees with responsibility for litigation matters) of Seller and its Subsidiaries has any reason to believe that any of these actions, suits, proceedings, hearings or investigations may be brought or threatened against Seller.

               2.15   Employees.  To Seller’s knowledge, no executive, key employee, or group of employees involved in the operation of the Business has any immediate plans to terminate employment with Seller.  Seller is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes.  Seller has not committed any unfair labor practice with respect to employees of Seller involved in the operation of the Business.  To Seller’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of Seller involved in the operation of the Business.

               2.16   Employee Benefits.

                         (a)     Schedule 2.16 lists each Employee Benefit Plan that Seller maintains for the benefit of one or more individuals currently involved in the operation of the Business.  Seller has delivered correct and complete copies of the plan documents and summary plan descriptions.  Purchaser is not assuming any obligation or liability under or related in any way to any Employee Benefit Plan.

                         (b)     Seller is solely responsible for all benefits and other obligations under, or claims in any way related to, all Employee Benefit Plans, arising before, as of or after the Closing Date, including any termination, severance or separation benefits (including any liability under the Worker Adjustment Retraining Notification (commonly known as the “WARN” Act) and any group health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly known as “COBRA”)) with respect to employees in the Business, except that Seller will have no obligation to any such employee for benefits and obligations arising on or after the Closing Date if, on or after the Closing Date, such employee is hired by and becomes an employee of Purchaser and ceases to be covered under the respective terms of the Employee Benefit Plans.

                         (c)     All contributions (including all employer contributions and any employee salary reduction contributions) that are due, and all premiums or other payments for all periods ending on or before the Closing Date, have been paid to, or will be timely paid, in connection with, each Employee Benefit Plan listed on Schedule 2.16.

                         (d)     Each Employee Benefit Plan listed on Schedule 2.16 that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that the Employee Benefit Plan is so qualified, and nothing has occurred since the date of this determination that could adversely affect the qualified status of the Employee Benefit Plan.

                         (e)     None of Seller, its Subsidiaries or any ERISA Affiliate contributes to, has any obligation to contribute to, or has any Liability under or with respect to any Employee Pension Benefit Plan subject to Title IV of ERISA, including but not limited to any Multiemployer Plan.

               2.17   Environmental, Health, and Safety Matters.

                         (a)     Seller and, to Seller’s knowledge, each of its predecessors and Affiliates, has complied in all material respects and is in compliance in all material respects with all Environmental, Health, and Safety Requirements in connection with the operation of the Business.

                         (b)     Seller and, to Seller’s knowledge, each of its predecessors and Affiliates, has obtained and complied in all material respects with, and is in compliance with in all material respects, all permits, licenses and other authorizations that are required under Environmental, Health, and Safety Requirements for the operation of the Business.  A list of all these material permits, licenses and other authorizations is set forth on Schedule 2.17.

                         (c)     Neither Seller nor to Seller’s knowledge, any of its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements related to the operation of the Business, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) related to the Business, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements, the violation of which would have a material adverse effect on the Business.

                         (d)     Neither Seller nor, to Seller’s knowledge, any of its predecessors or Affiliates, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance in connection with the operation of the Business in a manner that has given or would give rise to liabilities under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Environmental, Health, and Safety Requirements.

               2.18   Full Disclosure.  None of the representations and warranties, made by Seller in this Agreement or made in any schedule, exhibit or certificate furnished or to be furnished by Seller in connection with the transactions contemplated under this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements made and information contained not materially misleading.

               2.19   Brokers’ Fees.  Seller has not incurred any liability or obligation to pay any fee or commission to any broker, finder or agent with respect to the transactions contemplated under this Agreement for which Purchaser could become liable or obligated.

        3.    Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3).

               3.1     Organization.  Purchaser is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware.

               3.2     Authority.  Purchaser has all requisite power and authority to execute and deliver the Transaction Agreements, to consummate the transactions contemplated under the Transaction Agreements and to perform fully its duties and obligations under this Agreement and the other Transaction Agreements.  The execution, delivery and performance of the Transaction Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated under the Transaction Agreements have been duly authorized by all necessary action of Purchaser and no other action is necessary to authorize the execution, delivery or performance of the Transaction Agreements or the consummation of the transactions contemplated under the Transaction Agreements by Purchaser.  The Transaction Agreements constitute the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether the enforceability is considered in a proceeding at law or in equity).

               3.3     No Conflict.  The execution, delivery and performance of the Transaction Agreements by Purchaser and the consummation by Purchaser of the transactions contemplated under the Transaction Agreements:

                         (a)     will not violate or conflict with any material provision of the Limited Partnership Agreement of Purchaser, as amended to date,

                         (b)     will not violate any of the material terms, conditions or provisions of any law, rule, statute, regulation, order, writ, injunction, judgment or decree of any Governmental Authority, and

                         (c)     will not conflict with or result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default under, any of the terms, conditions or provisions of any contract.  No authorization, approval, order, license, permit, franchise or consent of, and no registration, declaration or filing with, any Governmental Authority, or any other third party, is required in connection with Purchaser’s execution, delivery and performance of the Transaction Agreements or consummation of the transactions contemplated under the Transaction Agreements.

              3.4      Brokers’ Fees.  Purchaser has not incurred any Liability or obligation to pay any fee or commission to any broker, finder, or agent with respect to the transactions contemplated under this Agreement for which Seller could become liable or obligated.

              3.5     Financing; Ability to Perform Assumed Liabilities.  Purchaser currently has available to it sufficient funds to pay the Purchase Price in accordance with this Agreement and otherwise to satisfy its obligations under this Agreement.  Purchaser has the ability to perform all of the obligations of Seller with respect to the Assumed Liabilities from and after the Closing and to provide adequate assurance of future performance with respect to the Assumed Contracts.

        4.    Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

              4.1     General.  Each Party will use its best efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated under the Transaction Agreements (including satisfaction, but not waiver, of the Closing conditions set forth in §6).

              4.2      Notices and Consents.

                         (a)     Seller will give any notices to third parties, and each Party will use commercially reasonable efforts to obtain any third party consents necessary to consummate the transactions contemplated under the Transaction Agreements, including but not limited to the Required Consents.  Each Party will give any notices to, make any filings with, and obtain any authorizations, consents and approvals of any Governmental Authority necessary or advisable to effect the transactions contemplated under the Transaction Agreements.

                         (b)     Seller will use its commercially reasonable efforts in good faith to assist Purchaser to enter into lease agreements or negotiate reductions in the amount of the Assumed Liabilities with each of the vendors listed on Schedule 1.2 before the Closing on terms and conditions and for amounts that will cause the conditions set forth in §6.1 to be satisfied.

                         (c)     No lease agreement or other arrangement between Purchaser and a third party vendor will prohibit Seller from exercising its rights with respect to any agreement or arrangement between Seller and each such vendor.

              4.3     Bidding Procedures Order.  Seller will file with the Bankruptcy Court, within two Business Days after attachment to this Agreement, a motion requesting an order substantially in a form to be attached as Exhibit E (the “Bidding Procedures Order”).  Seller will use its commercially reasonable efforts to obtain the Bidding Procedures Order.

              4.4     Approval Order.  Seller will file with the Bankruptcy Court, within two Business Days after attachment to  this Agreement, a motion requesting an order approving the sale of the Purchased Assets to Purchaser under the terms of this Agreement substantially in a form to be attached as Exhibit F (the “Approval Order”).  Seller will use its best efforts to obtain the Approval Order and to obtain a waiver by the Bankruptcy Court of the 10-day stay period before the Approval Order becomes a final order.

              4.5     Preservation of Business.  Subject to the orders of the Bankruptcy Court and except as set forth on Schedule 4.5, Seller will use commercially reasonable efforts to keep the business and properties of the Business intact, and Seller will not engage in any practice, take any action, or enter into any transaction related to the Business outside the Ordinary Course of Business, including any of the actions described in §2.5.  Seller will also maintain through the Closing Date all insurance policies covering any Purchased Asset.

              4.6     Full Access.  Seller will permit representatives of Purchaser to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Business, upon reasonable prior notice during normal business hours.  Purchaser will be permitted to communicate with all Persons necessary or desirable to assist Seller in obtaining the Required Consents and to seek reductions to the Assumed Liabilities.  Seller will receive no increase in the cash portion of the Purchase Price from any reductions to the Assumed Liabilities.

              4.7     Notice of Developments.  Each Party will give prompt written notice to the other Party of any material adverse development that is likely to cause or is causing a breach of any of its own representations and warranties in §2 or §3 of this Agreement.  No disclosure by any Party under this §4.7 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant of this Agreement.

              4.8      Update of Disclosure Schedule.

                         (a)     Not less than three Business Days before the Closing Date, Seller will deliver an updated version of the Disclosure Schedule (the “Updated Disclosure Schedule”) to disclose any changes in its representations and warranties since the date of this Agreement.

                         (b)     Seller’s disclosures in the Updated Disclosure Schedule will not cure a breach of the representations and warranties made by Seller on the date of this Agreement unless Purchaser specifically agrees to a cure of this breach in writing.  Purchaser’s knowledge of the disclosures and of any breach will not constitute Purchaser’s waiver of any remedies available to it as a result of any breach by Seller, including Purchaser’s right to not close the transactions contemplated under this Agreement, unless Purchaser specifically agrees to a waiver in writing or elects to consummate the transactions contemplated under this Agreement despite this breach.

              4.9      Seller’s Employees.

                         (a)     On or before the Closing Date, Purchaser will make offers of employment to each of the employees of Seller listed on Schedule 4.9 (the “Seller’s Employees”), including offering each such employee the same employee benefits that Sprint generally provides to other employees of Purchaser with similar levels of compensation and job responsibility.  Seller represents, warrants and agrees that the hiring and employment by Purchaser of any of the Seller’s Employees and the

performance of services to Purchaser by any of Seller’s Employees in connection with this employment will not breach any provisions governing non-competition under any written agreements with Seller and any of the Seller’s Employees.

                         (b)     Purchaser may communicate with the Seller’s Employees for the sole purpose of providing information regarding, and making offers of, employment with Purchaser to the Seller’s Employees.  Purchaser will hire only those Seller’s Employees who accept employment on the terms and conditions offered by Purchaser.  Nothing in this §4.9 or elsewhere in this Agreement (i) obligates Purchaser to employ any of Seller’s Employees for any specific period of time, (ii) alters their “employment-at-will” status, (iii) modifies the terms of any Employee Benefit Plan of Purchaser, or (iv) limits in any way the right of Purchaser to modify or eliminate any benefits for any of Seller’s Employees after the date of their hire by Purchaser.  Any offers of employment to Seller’s Employees will be contingent upon the occurrence of the Closing and the passage of Purchaser’s pre-employment screening conducted on similarly situated candidates for employment with Purchaser.  Purchaser will identify to Seller the Person or Persons who will contact the Seller’s Employees and will coordinate Purchaser’s contact with the Seller’s Employees as permitted by this §4.9 with a designated Person or Persons of Seller.

              4.10     Exclusivity.

                          (a)     Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any portion of the Purchased Assets of the Business (including any acquisition structured as a merger, consolidation, or share exchange).

                          (b)     Purchaser acknowledges that, notwithstanding the terms of §4.10(a), from August 5, 2002 until the Bankruptcy Court enters the Approval Order, Seller has a fiduciary duty to cause its representatives and Affiliates to consider submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents and representatives) in connection with any sale or other disposition of the Purchased Assets (a “Competing Transaction”).  In addition, Seller will have the responsibility and obligation during this time period to respond to any inquiries or offers to purchase all or any part of the Purchased Assets and to perform any and all other acts related to the Purchased Assets that are required under the Bankruptcy Code or other applicable law, including but not limited to supplying information relating to the Business and Purchased Assets to prospective purchasers.  Seller will promptly notify Purchaser of the existence of any proposal received by Seller related to any Competing Transaction and Seller will communicate to Purchaser the material terms and conditions of any proposal it may receive with respect to any Competing Transaction, including the identity of the party making this proposal.  Seller will promptly provide to Purchaser any non-public information regarding the Purchased Assets or the Business provided to any other party that was not previously provided to Purchaser.

              4.11     Transition Plan.  Purchaser will prepare and deliver to Seller by 5:00 pm (EDT) on September 19, 2002, the Transition Plan described in Section 2.4 of the Transitional Services Agreement.

              4.12     License Agreements.  Purchaser and Seller will mutually prepare and execute at the Closing License Agreements containing commercially reasonable terms and conditions reasonably satisfactory to each of the Parties related to the grant by Seller to Purchaser of perpetual, royalty-free licenses for the configurations identified in Annex B (Proprietary Software) to Schedule 1.1(a) of the Disclosure Schedule and footnote 2 of Annex C (Excluded Proprietary Intellectual Property and Third Party Intellectual Property) to Schedule 1.1(b) of the Disclosure Schedule.

        5.   Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing.

              5.1     General.  If any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties will take all further action (including the execution and delivery of all further instruments and documents) as either Party may reasonably request. Purchaser will be entitled to possession of copies of all documents, books, records (including Tax records), agreements, and financial data of any type relating to the Business.

              5.2     Litigation Support.  For so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand brought by a third party in connection with

                         (a)     any transaction contemplated under any of the Transaction Agreements, or

                         (b)     any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Purchased Assets or the Business, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide all testimony and access to its books and records as will be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party except as otherwise set forth in §7 below.

              5.3     Transition.  Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Business from maintaining the same business relationships with Purchaser after the Closing that it maintained with Seller prior to the Closing.  Seller will refer all customer or other inquiries relating to the Purchased Assets or the Business to Purchaser from and after the Closing.

              5.4      Restrictive Covenants.

                         (a)      Confidential Information.

                             (i)       Seller will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, or as necessary to enable Seller to conduct it businesses other than the Business, or as necessary to carry out Seller’s obligations or enforce Seller’s rights in connection with Seller’s operation of the Business and to comply with its ongoing obligations under this Agreement.  Seller will promptly deliver to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in Seller’s possession, except that Seller may retain a copy of any of the Confidential Information used to conduct Seller’s businesses other than the Business.

                             (ii)      If Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this §5.4.  If, in the absence of a protective order or the receipt of a waiver under this Agreement, Seller is, on the advice of counsel, compelled to disclose any Confidential Information, Seller may disclose the Confidential Information, but must use its best efforts to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment will be accorded to that portion of the Confidential Information required to be disclosed as Purchaser may designate.

                             (iii)     Regardless of whether the transactions contemplated by this Agreement are consummated, Purchaser, its officers, directors, employees, agents and representatives will remain bound by the terms and conditions of the Mutual Non-Disclosure Agreement between the Parties dated January 10, 2001 (“Confidentiality Agreement”) and by any other confidentiality obligations otherwise imposed on them by law.

                         (b)      Covenant Not to Compete.  For a period of three years from and after the Closing Date, Seller will not engage directly or indirectly in the Hosting Business in North America.  Seller may engage directly or indirectly in the Hosting Business in North America without being in breach of the preceding sentence if Seller is acquired (whether by merger, acquisition, business combination or otherwise) and the successor entity or enterprise together with any of its Affiliates are already engaged in the Hosting Business in North America and derived more than $5 million of gross revenue from such business during their most recently completed fiscal year.

                         (c)      Non-Solicitation.  For a period of one year following the Closing Date, Seller will not, directly or indirectly, without obtaining the prior written consent of Purchaser:

                             (i)        solicit, encourage, or induce any Person employed by Seller in the Business prior to or on the Closing Date that is hired by Purchaser to terminate his or her employment relationship with Purchaser,

(ii) hire or otherwise retain the services of any Person employed by Seller in the Business prior to or on the Closing Date that is hired by Purchaser,

(iii) divert or attempt to divert from Purchaser any business with any customer of the Business as of the Closing Date, or

                             (iv)     induce any salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber or other person transacting Hosting Business with Purchaser to terminate their relationship or association with Purchaser.

                         (d)      Remedies.  If Seller breaches or threatens to breach any of the provisions of this §5.4 (the “Restrictive Covenants”), Purchaser will have the following independent and severally enforceable rights and remedies in addition to and not in lieu of any other rights and remedies available to Purchaser under law, in equity, or this Agreement:

                             (i)        Purchaser will have the right and remedy to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction.  Seller agrees not to raise a defense that the other party has an adequate remedy at law if a breach or threatened breach of the Restrictive Covenants occurs.

                             (ii)      Seller acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographical and temporal scope and in all other respects.  If any court determines that all or any portion of the Restrictive Covenants is invalid or unenforceable, the remainder of the Restrictive Covenants will not be affected and will be given full effect without regard to the invalid portions.

                             (iii)     If any court determines that all or any portion of the Restrictive Covenants is unenforceable because of the duration or geographic scope of the provision, the parties agree to reduce the duration or scope of the provision, as the case may be, so that the provision will then be enforceable.

                             (iv)     Purchaser and Seller confer jurisdiction to enforce the Restrictive Covenants upon the Bankruptcy Court.  If the Bankruptcy Court holds the Restrictive Covenants unenforceable for any reason, Purchaser and Seller agree that this determination will not bar or affect Purchaser’s right to the relief (under this §5.4) in the other respective jurisdictions.  Each Restrictive Covenant as it relates to each jurisdiction will be, for this purpose, severable into diverse and independent covenants.

        6.   Conditions to Obligation to Close.

              6.1     Conditions to Obligation of Purchaser.  The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of all of the following conditions:

                         (a)     The representations and warranties of Seller set forth in §2 will be true and correct in all material respects at and as of the Closing Date.

                         (b)     Seller will have performed and complied with all of its covenants under this Agreement in all material respects through the Closing Date.

                         (c)     Seller will have obtained all of the Required Consents specified on Schedule 6.1(c).

                         (d)     No action, suit or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that could result in an unfavorable injunction, judgment, order, decree, ruling or charge that could:

(i) prevent consummation of any of the transactions contemplated under this Agreement,

(ii) cause any of the transactions contemplated under this Agreement to be rescinded after the Closing, or

(iii) materially affect adversely the right of Purchaser to own the Purchased Assets or the ability to operate the Business in the manner in which it is presently operated.

                         (e)     Seller will have obtained and closed on debtor-in-possession financing providing Seller with available loan borrowing capacity up to $5 million, and an event of default will not have been declared with respect to this financing.

                         (f)     Seller will have executed and delivered to Purchaser a Bill of Sale in the form attached as Exhibit G (the “Bill of Sale”).

                         (g)     Seller will have executed and delivered to Purchaser the Assignment and Assumption Agreement.

                         (h)     Seller will have executed and delivered to Purchaser the Transitional Services Agreement.

                         (i)       The Bankruptcy Court will have issued an order approving the assumption by Seller of the Master Services Agreement, as amended by the Master Services Agreement Amendment, Seller will have complied with the terms of the Master Services Agreement, as amended by the Master Services Agreement Amendment, in all material respects since the date of the Master Services Agreement Amendment, and no material adverse effect on the customers exists arising from a material breach of the Master Services Agreement by Seller.

                         (j)     Seller will have executed and delivered to Purchaser the Custom Services Agreement Amendment in the form to be agreed to by the Parties within the seven Business Day period after the date of this Agreement and attached as Exhibit H (the “Custom Services Agreement Amendment”) and the Bankruptcy Court will have issued an order approving the assumption by Seller of the Custom Services Agreement, as amended.  This condition will be of no effect if Seller has elected to proceed with the transactions contemplated under this Agreement without entering into the Custom Services Agreement Amendment.

                         (k)     Seller and Escrow Agent will have executed and delivered to Purchaser the Escrow Agreement.

                         (l)     The Approval Order will have become a final order certified by the Bankruptcy Court and will not have been stayed pending appeal, or if stayed, such stay will no longer be in effect, and no order will have been entered restraining, enjoining or materially modifying the effectiveness of the Approval Order.

                         (m)    All actions to be taken by Seller in connection with consummation of the transactions contemplated under the Transaction Agreements and all certificates, instruments and other documents required to effect the transactions contemplated under the Transaction Agreements will be reasonably satisfactory in form and substance to Purchaser.

                         (n)     Seller will have complied in all material respects with all orders of the Bankruptcy Court entered into for the benefit of Purchaser (such as the cash collateral order relating to the payments under the Master Services Agreement).

Purchaser may waive any condition specified in this §6.1 if it executes a writing so stating at or before the Closing, but Purchaser does not have the right to waive satisfaction of the condition set forth in §6.1(l).  Purchaser may waive the condition that no order will have been entered materially modifying the effectiveness of the Approval Order so long as this order does not adversely affect the rights and obligations of Seller under this Agreement.

              6.2      Conditions to Obligation of Seller.  The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of all of the following conditions:

                         (a)     The representations and warranties of Purchaser set forth in §3 will be true and correct in all material respects at and as of the Closing Date.

                         (b)     Purchaser will have performed and complied with all of its covenants under this Agreement in all material respects through the Closing.

                         (c)     No action, suit or proceeding will be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator that could result in an unfavorable injunction, judgment, order, decree, ruling or charge that would

(i) prevent consummation of any of the transactions contemplated under this Agreement, or

(ii) cause any of the transactions contemplated under this Agreement to be rescinded after the Closing (and no such injunction, judgment, order, decree, ruling or charge will be in effect).

                         (d)     Purchaser will have executed and delivered to Seller the Assignment and Assumption Agreement.

                         (e)     Purchaser will have executed and delivered to Seller the Transitional Services Agreement.

                         (f)     Purchaser will have executed and delivered to Seller the Custom Services Agreement Amendment.  This condition will be of no effect if Seller has elected to proceed with the transactions contemplated under this Agreement without entering into the Custom Services Agreement Amendment.

                         (g)     Purchaser and Escrow Agent will have executed and delivered to Seller the Escrow Agreement.

                         (h)     Purchaser will have delivered the Purchase Price in accordance with §1.4.

                         (i)     All actions to be taken by Purchaser in connection with consummation of the transactions contemplated under the Transaction Agreements and all certificates, instruments and other documents required to effect the transactions contemplated under the Transaction Agreements will be reasonably satisfactory in form and substance to Seller.

                         (j)     The Approval Order will have become a final order certified by the Bankruptcy Court and will not have been stayed pending appeal, or if stayed, such stay will no longer be in effect, and no order will have been entered restraining, enjoining or materially modifying the effectiveness of the Approval Order.

Seller may waive any condition specified in this §6.2 if it executes a writing so stating at or before the Closing, but Seller does not have the right to waive satisfaction of the condition set forth in §6.2(j).  Seller may waive the condition that no order will have been entered materially modifying the effectiveness of the Approval Order so long as this order does not adversely affect the rights and obligations of Purchaser under this Agreement.

        7.   Remedies.

              7.1     Dispute Resolution.  A Party will notify the other party in writing if any dispute or controversy arises between the parties out of or relating to this Agreement or any other Transaction Agreement (a “Dispute”).  The Parties will meet and negotiate in good faith to attempt to resolve the Dispute.  If the Parties do not within 10 days resolve the Dispute, either Party may submit the Dispute to the Bankruptcy Court for resolution.  The preceding sentences in this §7.1 do not prevent a party from instituting, and each party is authorized to institute, formal proceedings earlier (i) to avoid the expiration of any applicable limitations period, (ii) to preserve a superior position with respect to other creditors or (iii) to request an injunction to prevent irreparable harm.

              7.2     Survival of Representations and Warranties.  All of the representations and warranties of Seller contained in this Agreement will survive the Closing (even if Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and will continue in full force and effect (subject to any applicable statutes of limitation) until the later of:

                         (a)     the date that is six months after the Closing Date, or

                         (b)     20 days before the hearing at which the Bankruptcy Court approves a disclosure statement describing a plan in the Bankruptcy Case, but if the Plan is not confirmed by the Bankruptcy Court at that hearing or any adjournment of that hearing, the representations and warranties continue until one year after the Closing Date.

All claims for Damages (as defined in §7.3) based on intentional or fraudulent misrepresentations or breaches will continue in full force and effect indefinitely (subject to any applicable statutes of limitation).

              7.3     Seller Indemnification.  Seller will indemnify, defend and hold harmless Purchaser against, and in respect of, all claims, losses, expenses, costs, obligations and liabilities (including reasonable attorneys’ fees, court costs, investigative costs and amounts required to be paid in settlement) (collectively, “Damages”) that Purchaser may incur because of (i) the breach or failure to perform by Seller of any of its representations, warranties, covenants and agreements in this Agreement or any other of the Transaction Agreements or (ii) liabilities and obligations associated with the Excluded Assets or not included in the Assumed Liabilities as a result of all actions, suits, proceedings, claims, demands and assessments brought by a third person (each, a “Third Party Claim”) (other than by Seller or any of its Affiliates).  Without limiting the generality of the foregoing, the obligation of Seller under this §7.3 includes the obligation to indemnify and hold harmless Purchaser for all Damages resulting from a Third Party Claim that Purchaser might incur relating to, arising from or by reason of:

                         (a)     Any obligation or Liability of Seller not included in the Assumed Liabilities,

                         (b)     Seller’s operation of the Business prior to the Closing Date, or

                         (c)     Seller’s ownership or use of the Purchased Assets on or before the Closing Date, or

                         (d)     Seller’s breach of or default under any of the Transaction Agreements.

              7.4     Purchaser Indemnification.  Purchaser will indemnify, defend and hold harmless Seller against, and in respect of Damages that Seller may incur because of (i) the breach or failure to perform by Purchaser of any of its representations, warranties, covenants and agreements in this Agreement or any other of the Transaction Agreements, or (ii) arising out of or related to the Assumed Contracts and the Assumed Liabilities, including without limitation Purchaser’s failure to pay, perform or discharge any of the Assumed Liabilities.  Without limiting the generality of the foregoing, the obligation of Purchaser under this §7.4 includes the obligation to indemnify and hold harmless Seller for all Damages resulting from a Third Party Claim that Seller might incur relating to, arising from or by reason of:

                         (a)     Purchaser’s operation of the Business on or after the Closing Date, or

                         (b)     Purchaser’s ownership or use of the Purchased Assets on or after the Closing Date, or

                         (c)     Purchaser’s breach of or default under any of the Transaction Agreements.

              7.5     Procedure for Indemnification Claims.  All claims for indemnification by Purchaser or Seller (as the case may be, the “Indemnified Party”) from the other party (as the case may be, the “Indemnifying Party”) must be asserted and resolved as set forth in this §7.5.

                         (a)     If any Third Party Claim is commenced for which the Indemnifying Party would be liable for Damages to the Indemnified Party, the Indemnified Party must deliver written notice (a “Claim Notice”) to the Indemnifying Party within five days after the Indemnified Party’s receipt of a written notice of claim or demand that constitutes a Third Party Claim and with reasonable promptness with respect to any other Third Party Claim.  The Indemnified Party’s failure or delay in giving the Claim Notice will relieve the Indemnifying Party of its obligations only to the extent that the failure or delay prejudices the Indemnifying Party.

                         (b)     The Indemnifying Party must give written notice to the Indemnified Party within 20 days after the delivery of the Claim Notice stating:

(i) whether it disputes its liability with respect to the Third Party Claim, and

(ii) whether it, at its sole cost and expense, desires to assume the defense of the Third Party Claim.

                         (c)      The Indemnified Party may take any action it deems to be necessary or desirable to preserve its rights before it receives the Indemnifying Party’s response, but the Indemnified Party will not settle or proceed to final judgment with respect to the Third Party Claim before the expiration of the 20-day response period or its earlier receipt of the Indemnified Party’s written consent.

                         (d)      If the Indemnifying Party accepts liability for the Third Party Claim, it may direct through counsel of its own choosing the defense or settlement of the Third Party Claim, except that the Indemnifying Party may not settle any matter without obtaining the Indemnified Party’s prior written consent if the settlement:

(i) provides for any remedy other than the payment of money damages, or

(ii) does not provide for a full release of the Indemnified Party.

                         (e)      If the Indemnifying Party accepts liability for the Third Party Claim and elects to assume the defense of the Third Party Claim, the Indemnified Party may participate in the defense at its own expense.

                         (f)      If the Indemnifying Party rejects liability for the Third Party Claim, or accepts liability for the Third Party Claim but then fails to mount a defense or, after commencing or undertaking the defense, fails to prosecute or withdraws from the defense other than as a result of a settlement, the Indemnified Party will have the right to direct, through counsel of its own choosing the defense or settlement of the Third Party Claim.

              7.6      Indemnification Amounts.

                         (a)     Seller is obligated to indemnify Purchaser for any Damages under §7.3 in an aggregate amount not to exceed the Cash Consideration.  The term “Cash Consideration” means an amount equal to the sum of:  (i) the cash proceeds paid to Seller under §1.4(a), plus (ii) the cash disbursed to Seller from time to time from the Escrow Agreement as provided under §1.4(b).  As the Cash Consideration increases, Seller will pay Purchaser any Damages previously unpaid because of the limitations set forth in the first sentence of this §7.6(a).  Damages to Purchaser resulting from the intentional or fraudulent actions, misrepresentations or breaches of Seller are not subject to the limitation set forth in the first sentence of this §7.6(a).

                         (b)     Purchaser is obligated to indemnify Seller for any Damages under §7.4 in an aggregate amount not to exceed the Cash Consideration.  Damages to

Seller resulting from the intentional or fraudulent actions, misrepresentations or breaches of Purchaser or Purchaser’s failure to pay the Purchase Price are not subject to the limitation set forth in the previous sentence.

                          (c)     Seller is not obligated to indemnify Purchaser for any Damages that Purchaser may incur as a result of breach by Seller of any representation or warranty made in §2 of this Agreement or in any schedule, exhibit or certificate furnished by Seller to Purchaser in connection with the transactions contemplated under this Agreement already actually known by Purchaser at the time the representation and warranty is made.

                         (d)     Notwithstanding anything to the contrary in this §7, no amount will be payable by the Indemnifying Party in indemnification under §7.3 or §7.4, unless and until the Damages to the Indemnified Party exceed $25,000 in the aggregate.  If the aggregate amount of all Damages to the Indemnified Party exceeds $25,000, then the Indemnifying Party will be liable for the full amount of all Damages without regard to the limitations set forth in this §7.6(c), and the Indemnifying Party will promptly pay the Indemnified Party for any Damages not paid previously because of the $25,000 limitation.

              7.7     Other Indemnification Provisions.  The remedies set forth in this Agreement are the sole and exclusive remedies of the Parties with respect to any breach by the other Party of any representation, warranty or covenant contained in this Agreement and for Third Party Claims.

        8.  Termination.

              8.1     Termination of Agreement.  The Parties may terminate this Agreement as provided below:

                         (a)     Purchaser and Seller may terminate this Agreement by mutual written consent at any time before the Closing.

                         (b)     Purchaser may terminate this Agreement at any time during the seven Business Day period after the date of this Agreement if it is not satisfied, in its sole discretion, that the aggregate of the Assumed Liabilities does not exceed $3,434,078 (if Purchaser exercises its right to remove the EMC Box from the listed Purchased Assets under §1.1(c) this amount will be reduced to the greater of (i) $2,045,971 or (ii) the amount equal to $3,434,078 less Purchaser’s actual cost to replace the EMC Box).  However, if (i) the aggregate amount of Assumed Liabilities under the Contracts listed on Schedule 1.2(a) (other than the DFS Lease Agreement), as communicated to Purchaser by the third party vendors under these Contracts, exceeds (ii) the difference between the aggregate amount of Assumed Liabilities under the Contracts listed on Schedules 1.2(a) and 1.2(b), as communicated to Purchaser by the third party vendors under these Contracts, and $3,334,078 (if Purchaser exercises its right to remove the EMC Box from the listed Purchased Assets under §1.1(c) this Amount will be reduced to the greater of (A) $2,045,871 or (B) the amount equal to $3,434,078 less Purchaser’s actual cost to replace the EMC Box) (the amount by which (i) exceeds (ii) being the “Excess Assumed Liabilities”), then Purchaser’s termination under this §8.1(b) will become effective in five Business Days unless (A) Seller agrees in writing, at its option, to reduce the Purchase Price by the amount of the Excess Assumed Liabilities, or (B) Seller negotiates reductions with the third party vendors described in §8.1(b)(i) that causes the Excess Assumed Liabilities to be equal to $0 as evidenced by a binding written instrument executed by Seller and these vendors and the written consent of Purchaser, which consent Purchaser will not unreasonably withhold, delay or condition unless the written instrument changes the terms of the arrangement between Purchaser and the vendor.  Any reduction of the Purchase Price under this §8.1(b) will first reduce the portion of the Purchase Price payable under §1.4(a), with the remainder, if any, reducing the amount of the Escrow Funds payable to the Escrow Agent under §1.4(b).

                         (c)      Purchaser may terminate this Agreement by giving written notice to Seller at any time before the Closing:

                            (i)       if Seller has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, except that Purchaser may terminate this Agreement during the 30-day cure period under §§8.1(c)(ii), (iii) or (iv),

                            (ii)      if the Closing will not have occurred within 40 Business Days after the date of this Agreement by reason of the failure of any condition precedent under §6.1 of this Agreement (unless the failure results primarily from Purchaser breaching any representation, warranty or covenant contained in this Agreement),

(iii) if:

(A) the Bidding Procedures Order has not been entered by the Bankruptcy Court within 10 Business Days after the date of this Agreement,

            (B)     the Bidding Procedures Order is entered by the Bankruptcy Court within 10 Business Days after the date of this Agreement, but the Bankruptcy Court does not schedule the Sale Hearing for a date within 20 Business Days after the date of this Agreement, or

(C) the Approval Order has not been entered by the Bankruptcy Court within 30 Business Days after the date of this Agreement, or

                            (iv)     if any fact or circumstance described in the Updated Disclosure Schedule has or could have a material adverse effect on the Business or the Purchased Assets (as Purchaser reasonably determines), taking into consideration the condition of the Business and the Purchased Assets on the date of this Agreement as represented in §2 of this Agreement.

                         (d)      Seller may terminate this Agreement by giving written notice to Purchaser at any time before the Closing:

(i) if the Bankruptcy Court approves the sale of the Purchased Assets and the Business to another purchaser before the entry by the Bankruptcy Court of the Approval Order,

                            (ii)      if Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect, Seller has notified Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, except that Seller may terminate this Agreement during the 30-day cure period under §8.1(c)(iii),

                            (iii)     if the Closing will not have occurred within 40Business Days after the date of this Agreement by reason of the failure of any condition precedent under §6.2 of this Agreement (unless the failure results primarily from Seller breaching any representation, warranty or covenant contained in this Agreement),

(iv) if Purchaser has not delivered the Transition Plan to Seller by September 19, 2002, or

                            (v)      if within five Business Days after Purchaser delivers the Transition Plan to Seller, Seller determines in its sole discretion that the Transition Plan does not enable Seller to attain the milestones during the course of the Transition Period (as defined in the Transitional Services Agreement).

                         (e)      Seller may terminate this Agreement by giving written notice to Purchaser at any time during the seven Business Day period after the date of this Agreement if Seller is not satisfied, in its sole discretion, with the terms and conditions of the Custom Services Agreement Amendment to be attached as Exhibit H to this Agreement.

              8.2     Effect of Termination.  If this Agreement is terminated under any provision of §8.1 of this Agreement, this Agreement, other than §5.4, §7.1 and §§9.1 through §9.14 will be of no further effect, and all rights and obligations of the Parties under this Agreement will terminate without any Liability under this Agreement of any Party to the other Party (except any Liability of any Party then in breach under this Agreement).

        9.   Miscellaneous.

              9.1     Press Releases and Public Announcements.  No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, but either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to provide the other Party with an opportunity to review and consent to the required statement or release), except that Seller may publish any notices of the Sale Hearing or other public announcements required by the Bankruptcy Court.

              9.2     No Third-Party Beneficiaries.  This Agreement does not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

              9.3     Entire Agreement.  The Transaction Agreements (including the schedules and exhibits to the Transaction Agreements) constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter of this Agreement, except the Master Services Agreement between Seller and Purchaser, as amended.

              9.4     Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither Party may assign either this Agreement or any of its rights, interests or obligations under this Agreement without the prior written approval of the other Party, but Purchaser may

                         (a)     assign any or all of its rights and interests under this Agreement to one or more of its Affiliates, or

                         (b)     designate one or more of its Affiliates to perform its obligations under this Agreement,

except that Purchaser will not be relieved of its obligations under this Agreement after any such assignment or designation.

              9.5     Counterparts.  This Agreement may be executed in counterparts, including facsimile counterparts.  Each executed counterpart will have the same force and effect as an original instrument as if the parties to the aggregate counterparts had signed the same instrument.

              9.6     Interpretation.  Article titles, headings to sections and table of contents are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules and Exhibits referred to in this Agreement will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim in this Agreement.

As used in this Agreement, the terms  “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by those words or words of like import; references to a person are also references to its successors and assigns; references to any gender include the other; the singular includes the plural and vice versa, except as the context may otherwise require; references to any agreement or other document are to that agreement or document as amended and supplemented from time to time; references to the terms “Section” (of the symbol “§”) or other subdivisions or to an “Exhibit” or “Schedule” are to an article, section or subdivision of this Agreement or to an “Exhibit” or “Schedule” to this Agreement.

              9.7     Notices.  All notices and other communications under the Transaction Agreements will be in writing and will be deemed given when delivered personally, or sent by recognized overnight delivery service for next day delivery to the Parties at the following addresses (or to another address that a Party may specify by notice given to the other Party in accordance with this provision):

If to Purchaser, to:

Sprint Communication Company, L.P. 12502 Sunrise Valley Drive, Reston, VA 22096 Attn: Stephen W. Fletcher, Vice President

with copies to:

Sprint Communications Company, L.P. Eisenhower A 6200 Sprint Parkway Overland Park, KS 66251 Attn: Corporate Secretary, and

Lathrop & Gage L.C. 2345 Grand Boulevard, 28th Floor Kansas City, MO 64108 Attn: Mark A. Bluhm, Esq.

If to Seller, to:

Interliant, Inc. Two Manhattanville Road Purchase, NY 10577 Attn: General Counsel

with a copy to:

Kronish Lieb Weiner & Hellman LLP 1114 Avenue of the Americas New York, New York 10036-7798 Attn: Alison Newman, Esq.

              9.8     Governing Law.  This Agreement will be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

              9.9     Consent to Jurisdiction.  Purchaser and Seller irrevocably submit to the jurisdiction of the Bankruptcy Court for the purpose of any suit, action or other proceeding arising out of or based on the Transaction Agreements or their subject matter.  Purchaser and Seller, to the extent permitted by applicable law, waive, and each agrees not to assert by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in the Bankruptcy Court, any claim that:

                         (a)     it is not subject personally to the jurisdiction of the Bankruptcy Court;

                         (b)     the suit, action or proceeding is brought in an inconvenient forum;

                         (c)     the venue of the suit, action or proceeding is improper; or

                         (d)     the Transaction Agreements or their subject matter may not be enforced in or by the Bankruptcy Court.

              9.10    Waiver of Jury Trial.  Each Party waives, to the fullest extent permitted by law, the right to trial by jury in any legal proceeding arising out of or relating to the Transaction Agreements.

              9.11    Amendments and Waivers.  No amendment of any provision of this Agreement will be valid unless in writing and signed by Purchaser and Seller.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, will extend to, or affect in any way any right arising by virtue of, any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement.

              9.12    Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

              9.13    Expenses.  Each of Purchaser and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated under this Agreement, but all transfer, documentary, sales, use, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement will be paid by Purchaser.  Seller agrees to use its best efforts to assist Purchaser in obtaining an exemption for these taxes, fees and charges.

              9.14    Breakup Fee.  Following the entry of the Bidding Procedures Order, if the Bankruptcy Court fails to approve this Agreement because a Higher or Better Offer for the purchase of the Purchased Assets has been obtained and approved by the Bankruptcy Court, then the Person holding the Deposit will pay from the Deposit an amount equal to the Breakup Fee directly to Purchaser at the closing of the sale of the Purchased Assets (or substantial portion thereof) to one or more third parties.  For purposes of this Agreement, the Deposit is earned by Purchaser at the closing of the Higher or Better Offer; the Deposit is not property of the estate and is not subject to any third-party liens or encumbrances.

              9.15    Assumption and Assignment of Additional Executory Contracts.  Seller agrees to cooperate fully with Purchaser to (i) identify any contracts, leases or other agreements of Seller that relate exclusively to the Business and are reasonably required by Purchaser for the most productive use of the Purchased Assets, and (ii) take all actions, including but not limited to filing all motions with the Bankruptcy Court, reasonably required to accomplish the assumption by Seller and assignment to and assumption by Purchaser of such contracts, leases or other agreements that should have been assumed by Seller and assigned to and assumed by Purchaser and that are not included in the Assumed Contracts or the Excluded Assets.

              9.16    Mutual Release.  Seller and Purchaser each release and forever discharges the other Party and the other Party’s respective directors, officers, employees, agents, successors, assigns and Affiliates (collectively, the “Released Parties”) of and from any and all liabilities, actions, claims, demands or suits whatsoever, known or unknown, arising before the date of this Agreement that the releasing Party has against any of the Released Parties.  The mutual releases by the Parties under this §9.16 will become effective only upon disbursement to Seller of all the Escrow Funds under the terms of the Transitional Services Agreement and the Escrow Agreement, except the $25,000 held in escrow with respect to the payment of Prorated Taxes.  Nothing in this §9.16 will be construed as a release by Seller of any claims it may have against any third party other than the Released Parties of Purchaser, including but not limited to Dell Marketing L.P. or Dell Products L.P.

[The rest of this page intentionally left blank.]

                    Intending to be legally bound, the Parties have executed this Agreement as of the date first above written.

PURCHASER:

SPRINT COMMUNICATIONS COMPANY, L.P.

By:

Name:	Len Lauer
Title:	President – Global Market Groups

SELLER:

INTERLIANT, INC., Debtor in Possession

By:

Name:	Francis J. Alfano
Title:	President and Chief Executive Officer

Appendix I
Definitions

               “Agreement” has the meaning set forth in the introductory paragraph.

               “Affiliate” with respect to any Person means any Person directly or indirectly controlling, controlled by or under common control with the Person.  As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

               “Amounts Payable” has the meaning set forth in §1.3(b).

               “Approval Order” has the meaning set forth in §4.4.

               “Assumed Contracts” has the meaning set forth in §1.2(a).

               “Assignment and Assumption Agreement” has the meaning set forth in §1.4(c).

               “Assumed Liabilities” has the meaning set forth in §1.2.

               “Bankruptcy Case” means a bankruptcy case commenced by or against Seller.

               “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. Sections 101 et seq.

               “Bankruptcy Court” has the meaning set forth in the Recitals.

               “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

               “Bidding Procedures Order” has the meaning set forth in §4.3.

               “Bill of Sale” has the meaning set forth in §6.1(f).

               “Breakup Fee” means an amount equal to $200,000.

               “Business”has the meaning set forth in the Recitals.

               “Business Day” means a day other than Saturday, Sunday or any other day that banks in New York City are authorized or obligated to close.

               “Cash Consideration” has the meaning set forth in §7.6(a).

               “Claim Notice” has the meaning set forth in §7.5(a).

               “Closing” has the meaning set forth in §1.5.

               “Closing Date” has the meaning set forth in §1.5.

               “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

               “Code” means the Internal Revenue Code of 1986, as amended.

               “Competing Transaction” has the meaning set forth in §4.10(b).

               “Confidential Information” means any information concerning the Purchased Assets or the businesses and affairs of the Business, except any information that:

                              (a)   was in the possession of or known to the non-disclosing party without any obligation of confidentiality prior to receiving the information from the disclosing party,

                              (b)   is, or subsequently becomes, legally and publicly available without breach of this Agreement,

                              (c)   is obtained by the non-disclosing party without any obligation of confidentiality from a source other than the disclosing party and such source is not in breach of an obligation of confidentiality owed to the disclosing party or to any other party, or

                              (d)   is developed by or for the non-disclosing party without the use of Confidential Information.

               “Confidentiality Agreement” has the meaning set forth in §5.4(a)(iii).

               “Contracts” has the meaning set forth in §2.12.

               “Cure Amounts” has the meaning set forth in § 1.2(a)(iii).

               “Custom Hosting Service” has the meaning set forth in the recitals to this Agreement.

               “Custom Hosting Service Assets” has the meaning set forth in §1.1(a).

               “Custom Service Agreement” has the meaning set forth in §1.3(b)(ii).

               “Custom Services Agreement Amendment” has the meaning set forth in §6.1.

               “Damages” has the meaning set forth in §7.3.

               “Deposit” means a bank check, teller’s check or wire transfer payable to the Person specified in the Bidding Procedures Order in an amount not less than the Breakup Fee.

               “Disclosure Schedule” has the meaning set forth in §2.

               “Dispute” has the meaning set forth in §7.1.

               “EMC Box” means the EMC Connetrix and EMC Symetric storage devices used in the operation of the Business and identified on Annex A to Schedule 1.1(a).

                “Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, compensation program or arrangement (written or oral) of any kind maintained, contributed to or as to which Seller (or any ERISA Affiliate) is obligated, covering one or more current or former employees.

               “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

               “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

               “Encumbrances” means all interests, claims, mortgage, security interests, liens (as defined in Section 101(37) of the Bankruptcy Code), demands, rights, debts or commitments, whether absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, known or unknown, whether legal or equitable in nature, and whether contractual, statutory, regulatory or common law in origin.

               “Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

               “ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Code §414.

               “Escrow Agent” has the meaning set forth in §1.4(b).

               “Escrow Agreement” has the meaning set forth in §1.4(b).

               “Escrow Funds” has the meaning set forth in §1.4(b).

               “Excess Assumed Liabilities” has the meaning set forth in §8.1(b).

               “Excluded Assets” has the meaning set forth in §§1.1(b).

               “Future Obligations” has the meaning set forth in §1.2(a)(i).

               “Governmental Authority” means any:

(a) nation, state, county, city, town, village, district or other jurisdiction of any nature,

(b) federal, state, local, municipal, foreign or other government,

(c) governmental or quasi-government authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal),

(d) multi-national organization or body, or

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

               “Higher or Better Offer” means an offer to purchase the Purchased Assets for an amount not less than the sum of the Purchase Price plus the Amounts Payable plus the Breakup Fee.

               “Hosting Business” has the meaning set forth in the recitals to this Agreement.

               “Hosting Business Assets” has the meaning set forth in §1.1(a).

               “Indemnified Party” has the meaning set forth in §7.5.

               “Indemnifying Party” has the meaning set forth in §7.5.

               “Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

               “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

               “Licenses” has the meaning set forth in §2.11.

               “Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings.

               “Master Services Agreement” has the meaning set forth in §1.3(b)(i).

               “Master Services Agreement Amendment” has the meaning set forth in §1.6.

               “Multiemployer Plan” has the meaning set forth in ERISA §3(37).

               “Ordinary Course of Business” means the ordinary course of business of Seller consistent with past custom and practice (including with respect to quantity and frequency).

               “Parties” has the meaning set forth in the preamble to this Agreement.

               “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

               “Prorated Taxes” has the meaning set forth in §1.8.

               “Purchase Price” has the meaning set forth in §1.3(a).

               “Purchased Assets” has the meaning set forth in §1.1(a).

               “Purchaser” has the meaning set forth in the preamble to this Agreement.

               “Reportable Event” has the meaning set forth in ERISA §4043.

               “Required Consents” has the meaning set forth in §2.12.

               “Restrictive Covenants” has the meaning set forth in §5.4(d).

               “Sale Hearing” means a hearing scheduled by the Bankruptcy Court to approve this Agreement.

               “Seller” has the meaning set forth in the preamble to this Agreement.

               “Seller’s Employees” has the meaning set forth in §4.9.

               “Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

               “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

               “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

               “Third Party Claim” has the meaning set forth in §7.3.

                “Transaction Agreements” means, collectively, this Agreement, the Escrow Agreement, the Transitional Services Agreement the Master Services Agreement Amendment, the Custom Services Agreement Amendment, the Bill of Sale and the Assignment and Assumption Agreement.

               “Transitional Services Agreement” has the meaning set forth in §1.4(b).

               “Updated Disclosure Schedule” has the meaning set forth in §4.8(a).

               “WARN Act” has the meaning set forth in §2.16(b).